Exhibit 99.1 Executing Strategy to Drive Significant Shareholder Value March 2021Exhibit 99.1 Executing Strategy to Drive Significant Shareholder Value March 2021

Cautionary Statement Regarding Forward-Looking Information This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as believes, anticipates, plans, may, intends, will, should, expects, and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, comments about Kohl's future financial plans, capital generation, management and deployment strategies, adequacy of capital resources and the competitive environment. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, and in Item 1A of Part II in the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 2020, which are expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Any number of risks and uncertainties could cause actual results to differ materially from those Kohl’s expresses in its forward-looking statements, including the short and long-term impact of COVID-19 on the economy and the pace of recovery thereafter.  Forward-looking statements speak as of the date they are made, and Kohl’s undertakes no obligation to update them.   Non-GAAP Financial Measures In addition, this presentation contains non-GAAP financial measures, including adjusted operating income, free cash flow, adjusted ROI, and leverage ratio. Reconciliations of all non-GAAP measures to the most directly comparable GAAP measures are included in the Appendix of this presentation. 2Cautionary Statement Regarding Forward-Looking Information This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as believes, anticipates, plans, may, intends, will, should, expects, and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, comments about Kohl's future financial plans, capital generation, management and deployment strategies, adequacy of capital resources and the competitive environment. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, and in Item 1A of Part II in the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 2020, which are expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Any number of risks and uncertainties could cause actual results to differ materially from those Kohl’s expresses in its forward-looking statements, including the short and long-term impact of COVID-19 on the economy and the pace of recovery thereafter. Forward-looking statements speak as of the date they are made, and Kohl’s undertakes no obligation to update them. Non-GAAP Financial Measures In addition, this presentation contains non-GAAP financial measures, including adjusted operating income, free cash flow, adjusted ROI, and leverage ratio. Reconciliations of all non-GAAP measures to the most directly comparable GAAP measures are included in the Appendix of this presentation. 2

Important Shareholder Information and Where You Can Find It Kohl’s has filed a preliminary proxy statement and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2021 Annual Meeting of shareholders (the “Preliminary Proxy Statement” and such meeting the “2021 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Details concerning the nominees of Kohl’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE 2021 ANNUAL MEETING, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the Preliminary Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com. 3Important Shareholder Information and Where You Can Find It Kohl’s has filed a preliminary proxy statement and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2021 Annual Meeting of shareholders (the “Preliminary Proxy Statement” and such meeting the “2021 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Details concerning the nominees of Kohl’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE 2021 ANNUAL MEETING, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the Preliminary Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com. 3

Executive Summary • Kohl’s has strengthened its financial and competitive position during period of profound change in the retail industry Well Positioned in Retail Industry • Broader retail industry facing margin pressures from increased digital penetration and cost inflation That Is Undergoing • Kohl’s continues to actively and thoughtfully invest in strengthening its foundation to differentiate itself and support future growth Profound Change • Kohl’s introduced a strategic framework in October 2020 that is focused on creating long-term shareholder value Compelling Strategy • Strategy is focused on driving top line growth and expanding operating margin to 7% to 8% to Drive Significant • Already making significant progress with recent results exceeding expectations and announcement of key strategic partnerships and Sustainable Shareholder Value • Kohl’s game-changing partnership with Sephora will drive significant beauty sales and new customer acquisition beginning in 2021 • Kohl’s Board has and will continue to serve as agents of change, focused on ensuring improved performance and creating shareholder value Strong, Diverse • Kohl’s Board formulated an orderly succession for a new CEO with extensive industry expertise in 2018 and provided oversight for Board with the the development of the Company’s new strategic plan as well as targeted investment in the Company’s omnichannel and digital capabilities Right Skills and Experience • Kohl’s Board has extensive retail and digital leadership experience • Six new directors have been added since 2016 4Executive Summary • Kohl’s has strengthened its financial and competitive position during period of profound change in the retail industry Well Positioned in Retail Industry • Broader retail industry facing margin pressures from increased digital penetration and cost inflation That Is Undergoing • Kohl’s continues to actively and thoughtfully invest in strengthening its foundation to differentiate itself and support future growth Profound Change • Kohl’s introduced a strategic framework in October 2020 that is focused on creating long-term shareholder value Compelling Strategy • Strategy is focused on driving top line growth and expanding operating margin to 7% to 8% to Drive Significant • Already making significant progress with recent results exceeding expectations and announcement of key strategic partnerships and Sustainable Shareholder Value • Kohl’s game-changing partnership with Sephora will drive significant beauty sales and new customer acquisition beginning in 2021 • Kohl’s Board has and will continue to serve as agents of change, focused on ensuring improved performance and creating shareholder value Strong, Diverse • Kohl’s Board formulated an orderly succession for a new CEO with extensive industry expertise in 2018 and provided oversight for Board with the the development of the Company’s new strategic plan as well as targeted investment in the Company’s omnichannel and digital capabilities Right Skills and Experience • Kohl’s Board has extensive retail and digital leadership experience • Six new directors have been added since 2016 4

Retail apparel industry has been undergoing profound change

Industry Evolution and Consumer-Driven Trends

- **Shift to Digital Shopping:** Significant industry disruption with customers' rapid adoption of digital shopping
- **Investments in Omnichannel:** To support new shopping preferences, retailers invested heavily to build new capabilities (e.g. digital, mobile, store fulfillment)
- **Cost Headwinds:** Wage inflation and higher costs to fulfill digitally placed orders
- **Heightened Focus on Value:** Consumers are placing increased importance on value
- **Trend Towards Casualization:** Consumers adopting more active and casual lifestyles

Significant Industry Sales Shift to Digital [1]



Digital penetration increased 2.5x+
9.8%
11%
12.5%
14.3%
16.1%
17.8%
19.9%
21.9%
23.3%
26.3%
2010A
2011A
2012A
2013A
2014A
2015A
2016A
2017A
2018A
2019A

Digital Apparel Sales as a % of Total Apparel Sales in U.S.

Broad retail industry EBIT Margin contraction [2]



2010
2019
-430 bps
-410 bps
-100 bps
14.4%
10.1%
10.2%
11.1%
9.6%
5.5%
12.2%
11.2%
Specialty
Off-Price Retail
(Relatively isolated from eCommerce risk)
Dept. Stores
Branded

Average EBIT Margin (Sales-Weighted)

Store Closures and Bankruptcies

- 67,750 retail store closings since 2010 [2]
- Another 100,000 expected by 2025 [2]
- Growing list of retail bankruptcies



JCPenney
STAGE
Neiman Marcus
J.CREW
ascena retail group inc.
sears
belk
Brooks Brothers
Pier 1 imports
BON-TON
Tuesday Morning
Toys R Us
TAILORED BRANDS
BABIES R US
Stein Mart

KOHL'S

Source: 1.) eMarketer, 2.) Wall Street research

5

Kohl's leadership actively responded to industry challenges by investing for future success



Shift to Digital Shopping

- Invested in building digital, mobile, and personalization capabilities to support shift in consumer preferences
- **Supported more than 500% growth in digital sales** since 2010, as penetration increased from 4% in 2010 to 40% in 2020
- Enhanced mobile capabilities support 75% of digital traffic and more than 50% of digital sales
- Developed world-class shopping App that has 16 million users



Investments in Omnichannel

- Kohl's invested in technology and omnichannel capabilities to support digital growth
- **Investment in fulfillment network** to support digital demand, including building four new fulfillment centers
- **Transformed stores as a omnichannel hub** to fulfill more than 40% of digital sales (e.g. ship from store, BOPUS, BOSS, Store Drive Up)
- **Elevate the store experience:** ease, shopability, brand portfolio and innovative services (e.g. Amazon Returns)



KOHL'S

Cost Headwinds

- To help offset cost headwinds, **focused on operational excellence to reduce costs by more than $250 million** during 2017 to 2019
- Corporate restructuring **actions in 2020 reduced annualized costs by more than $100 million**
- Upfront investments taken to build capabilities to improve long-term efficiency and to strengthen foundation (e.g. technology, store productivity)



Heightened Focus on Value

- **Kohl's has built an industry leading loyalty program** that is a key value differentiator
- Leaned into Kohl's Cash and growing its iconic status with customers
- **Grew loyalty program to 30M members** (who spend 2x more than non-loyalty customers) following 2014 launch and enhanced Kohl's Rewards in 2020
- Kohl's Card, our private label credit card has **highest sales penetration in retail sector** and provides more opportunities for customers to save (highest tier Kohl's Card customers spend 10x more than non-loyalty customers)



Trend towards Casualization

- **Kohl's pivoted strategy to expand Active business in 2013** and nearly doubled sales to 20% of business by 2019
- Introduced Under Armour in 2017 and expanded assortment of Nike and Adidas, as well as increased space in stores given its high productivity
- **New strategy further pivots toward active and casual lifestyle** with goal of Active growing to 30% of sales

KOHL'S
6

Kohl's has built a powerful foundation



Customers

65M	Active Customers
30M	Loyalty Members
29M	Kohl's Charge Card holders

Accessible and Aspirational Brand Portfolio



KOHL'S

Stores

90% of stores generated $1M+ in 4-wall cash flow

95% of Kohl's stores are off-mall

1,162 stores in 49 states at year end 2020

80% of Americans live within 15 miles of a Kohl's store

43% of digital sales fulfilled by stores In 2020

10% higher digital sales in markets with stores

600M store visits

Digital

40%	Digital sales penetration in 2020
1.6B	Website visits in 2020
18%	Kohl's App user growth in Q4 2020



17% CAGR
$2.7B
$3B
$3.6B
$4B
$4.5B
$5.9B
2015
2016
2017
2018
2019
2020

Digital Sales Growth



* All figures are 2019 except as noted

KOHL'S
7

Agile, accountable & inclusive culture We are evolving how we work Kohl’s is committed to to accelerate our path forward ESG Leadership Excellence Award Recipient 2020 • Kohl’s management, led by CEO Michelle Gass, is committed to fostering a diverse, • Kohl’s ESG journey began more than a equitable, and inclusive environment for the Company’s associates, customers and decade ago suppliers.  • Kohl’s is committed to the environment and has • A diversity and inclusion framework was established in 2020, which includes a number of established 2025 goals related to climate key initiatives across three pillars: Our People, Our Customers, and Our Communities. change, waste and recycling, and sustainable sourcing.  • Committed to strong culture (ethics, governance, talent acquisition and associate development, Business Resource Groups) • The Company’s ESG efforts have earned frequent recognition • Kohl’s and Kohl’s Cares have donated nearly $785 million since program inception benefiting various national and hometown organizations 8Agile, accountable & inclusive culture We are evolving how we work Kohl’s is committed to to accelerate our path forward ESG Leadership Excellence Award Recipient 2020 • Kohl’s management, led by CEO Michelle Gass, is committed to fostering a diverse, • Kohl’s ESG journey began more than a equitable, and inclusive environment for the Company’s associates, customers and decade ago suppliers. • Kohl’s is committed to the environment and has • A diversity and inclusion framework was established in 2020, which includes a number of established 2025 goals related to climate key initiatives across three pillars: Our People, Our Customers, and Our Communities. change, waste and recycling, and sustainable sourcing. • Committed to strong culture (ethics, governance, talent acquisition and associate development, Business Resource Groups) • The Company’s ESG efforts have earned frequent recognition • Kohl’s and Kohl’s Cares have donated nearly $785 million since program inception benefiting various national and hometown organizations 8

Our Strategy

The most trusted retailer of choice for the active and casual lifestyle



Drive Top Line Growth

Destination for Active & Casual Lifestyle

- Expand Active and Outdoor
- Reignite growth in Women's
- Build a sizable Beauty business
- Drive category productivity and inventory turn
- Capture market share from retail industry disruption

Leading with Loyalty & Value

- Best-in-class loyalty
- Drive productivity through deeper engagement
- Deliver personalized experiences

Differentiated Omni-channel Experience

- Healthy store base in evolving landscape
- Modernize the store experience
- Continue digital growth
- Further enhance omni-channel capabilities

Expand Operating Margin

Operating Margin Goal of 7% to 8%

- End-to-end supply chain transformation
- SG&A efficiency through store labor, marketing, and technology
- Operational excellence

Disciplined Capital Management

Maintain Strong Balance Sheet

- Sustain Investment Grade rating
- Solid cash flow generation
- Committed to returning capital to shareholders

Strong Organizational Core

Agile, Accountable & Inclusive Culture

- Innovative and adaptive learning approach
- Focused on diversity and inclusion
- ESG stewardship

Creating Long-term Shareholder Value

- Return to growth
- Expand operating margin
- Solid cash flow generation
- Maintain strong balance sheet
- Return capital to shareholders

KOHL'S
9

Our strategy is producing results

Q3 2020 and Q4 2020 Earnings Results Exceeded Expectations

- Sales showed **continued sequential improvement** during pandemic
- **Gross Margin trend has improved** in Q3 2020 and Q4 2020, benefiting from disciplined inventory management and optimizing pricing and promotional strategies; inventory turnover was a 5 year high in Q3 2020 and 10 year high in Q4 2020
- Expenses: Q3 2020 and Q4 2020 **SG&A expenses declined** 8% including and 10% excluding COVID-19 expenses
- **Strong cash flow** of $1.3 billion and free cash flow of $908 million for full year 2020
- **Further solidified financial position** ending the year with $2.3 billion of cash
- **Resuming capital allocation strategy** in 2021: reinstating dividend, planning share repurchases, and employing liability management strategies, including debt repurchases

> We believe the **rollout of Sephora shop-in-shops and new brands (incl Calvin Klein) are big wins that can drive top-line performance** (and help attract new brands, creating a virtuous circle).
>
> *- Citi, March 2, 2021*

> With additional details provided on the path to 7.0%-8.0% EBIT margins by 2023 and numerous top-line initiatives underway including the women's apparel revamp, expansion of active and outdoor, as well as the August 1st launch of Sephora, we remain constructive on shares and **credit management for improving the company's cost structure, pricing optimization strategy, and approach to customer engagement**.
>
> *- Deutsche Bank, March 2, 2021*

> We **came away from KSS's 4Q EPS call with a greater level of confidence in management's medium-term outlook**. Recall, Cowen's upgrade thesis is predicated on increasing relevance with younger shoppers through active, beauty, and women's reset, leveraging stores as hubs, and upside to Street's conservative outlook.
>
> *- Cowen, March 3, 2021*

KOHL'S

* Free Cash Flow is a non-GAAP financial measure. For reference, the reconciliation can be found in the appendix.

10

Driving top line growth



Grow Active to 30% of Sales

- **Fuel growth with key national brands**, Nike, Under Armour and Adidas
- **Expand Active** space by at least 20% in 2021
- **Drive athleisure** through launch of FLX, our new private brand, Calvin Klein basics and loungewear, and expand assortment of Champion
- **Grow outdoor** through expansion of Lands' End and launch of Eddie Bauer


KOHL'S
SEPHORA

Beauty Growth with Sephora

- Highly complementary strategic partnership to **establish Kohl's as a leading beauty destination**
- **Comprehensive digital launch** August 2021
- **Launch in 200 stores Fall 2021** and expand to at least 850 stores by 2023
- Assortment will include **100+ emerging and established brands** emulating freestanding Sephora store
- Expected to drive significant traffic and **acquisition of new younger customer**



Reignite Women's Growth

- New organization structure and leadership to drive improved performance
- **Significant portfolio reinvention** with exit of 10 downtrending brands
- **Refresh and differentiate** a more focused portfolio of private brands (e.g. Sonoma, So, LC Lauren Conrad)
- **Distort denim opportunity** (e.g. Levi's, key private brands)
- **Improving merchandising and clarity** through significant choice count reduction and building depth



Extend Casual Lifestyle to Home

- **Expand soft home** category (e.g. Koolaburra by Ugg, Sonoma)
- **Expand underdeveloped categories** (e.g. decor, kid's bedroom, storage)
- Lean into healthy home (e.g. sleep and cookware)

KOHL'S
11

Driving top line growth

Investing in Omni-channel


KOHL'S
Rewards

Loyalty Members are More Productive

- Recently launched Kohl's Rewards loyalty program, adding new features, enhancing personalization and simplifying rewards in Kohl's Cash
- **Kohl's Cash:** Iconic and differentiated loyalty device that provides a fly-wheel effect on customer return visits
- **Kohl's Card:** Provides more opportunities for customers to save

30 million loyalty members spend 2x more than non-loyalty members and highest tier Kohl's Card members ("Most Valuable Customer") spend 10x more than non-loyalty members


KOHL'S

Transforming the Role of the Store

- Modernizing the store experience through refresh program and category reflow to highlight outsized growth businesses
- Simplified and edited shopping experience through fixture de-densification (standard to small strategy)
- Inspired solutions and product storytelling through continued investments in merchandising (e.g. expanding the learnings from the Outfit Bar concept)
- Evolve existing omni experiences: BOPUS/BOSS, Store Drive Up, Amazon Returns
- Continue to pursue innovation and discovery (e.g. Curated by Kohl's, emerging brands)



Enhance Digital Capabilities to Drive Growth

- Continue to invest in the evolution of the digital experience (e.g. Kohls.com, App)
- Expanding digital brand portfolio (e.g. Fanatics, Sephora, Lands' End, Eddie Bauer)
- New e-commerce fulfillment center opening in 2021 will be significantly more productive

Omni-customer is 4x more productive than store-only shopper and 6x more productive than digital-only customer

KOHL'S
12

We are confident in our ability to expand operating margin to 7% to 8% by 2023



6.1%
Gross Margin
~36% Goal
+20 to +40 basis points increase
Inventory management
Sourcing
Pricing / Promo optimization
Supply chain transformation
Digital penetration / cost of shipping
SG&A Expense Rate
~27% to ~28% Goal
+70 to +150 basis points improvement
Stores
Marketing
Technology
Corporate
Wage inflation
7.0% to 8.0%
FY 2019 Adj. Operating Margin *
Gross Margin
SG&A
FY 2023

* Adjusted Operating Margin is a non-GAAP financial measure. For reference, the reconciliation can be found in the Appendix.

KOHL'S 13

Focused on expanding gross margin through four key initiatives

- Targeting 20 basis points to 40 basis points improvement in gross margin to ~36.0% as compared to 35.7% in 2019
- Merchandise margin improvement will more than offset cost of shipping headwind at digital sales penetration of 40% of sales

Inventory Management

- **Increase inventory turnover:** Goal of at least 4.0x
- **De-densification strategy:** Executing standard to small initiative across balance of chain in 2021 to improve customer experience as we lean into more productive categories. Key driver of improved gross margin and inventory turn in 2017-2018 (500 stores).
- **Improving clarity:** Reducing choice count through brand portfolio transformation and building depth
- **Better inventory allocation:** Leveraging technology to drive dynamic inventory allocation leading to higher regular sell through and reduced clearance levels

Sourcing

- **Reduce product costs:** Goal of lowering costs of proprietary brands by $125M to $175M by 2022
- Enable centralized sourcing
- Insource direct factory negotiations
- Reduce reliance on 3rd part agents

Optimizing Price / Promotion Strategies

- **Simplifying pricing:** Reducing number of general promotional offers and stackable offers, while increasing usage of price-led events to offer more value everyday
- **Optimizing promotions:** Increasing deployment of targeted and personalized offers (e.g. > 50%) and introduction of real-time offers to drive customer behavior
- **Better insight:** Continued investment in consumer data and analytics to drive offer efficiency

Supply Chain Transformation

- **Optimal inventory deployment:** Leveraging real-time demand insight and improving supply chain visibility to allocate goods closer to demand, resulting in increased sell-through and inventory turn
- **Minimize fulfillment costs:** Manage fulfillment costs lower (e.g. new EFC 6) and further leverage stores to drive customer pickup and get closer to the customer
- **Enhancing sourcing engine:** Optimize units per carton, proximity to customer, and markdown and stock out avoidance
- **Demand shaping:** Creating better connections between digital customer demand and local/regional supply, to fulfill orders more profitably

KOHL'S 14

Focused on lowering our SG&A expense rate through four key areas

- Targeting 70 basis points to 150 basis points improvement in SG&A expense rate to ~27% to ~28% from 28.6% in 2019
- SG&A expense initiatives to more than offset ongoing wage inflation assumed at rate experienced in recent years

Transform Store Labor

- **Increase self service:** Goal to grow self service (e.g. checkout, returns, and order pickup) to more than 25% of total in-store transactions
- **Localized operating hours:** Improving cost efficiency by operating with localized hours
- **Improve store fulfillment efficiency:** Leveraging technology to improve associate productivity (e.g. finding and picking orders)

Lower Marketing Expense Rate

- **Reduce spend rate:** Goal of marketing to sales rate of 4.0% or below
- **Increase marketing ROI:** Shifting more of spend towards digital and improving response from existing channels like direct mail (e.g. targeting, personalization)
- **In-house capabilities:** Driving significant efficiency with in-house digital marketing capabilities
- **Leveraging technology:** Accelerating use of machine learning algorithms to drive customer productivity through behavior and product preferences insight

Technology Efficiency

- **More efficient future:** Leveraging tech investments made in recent years to support future growth and drive improved profitability
- **Rebalancing technology staffing:** Shifted to a more balanced internal versus external model
- **Evolving technology vision:** Increased discipline around investments and greater agility will be key contributors to improved ROIC

Corporate Cost Actions

- **2020 organizational restructuring actions:** Annualized expense savings of more than $100 million
- **Ongoing focus on efficiency:** Will continue to leverage operational excellence discipline to seek cost efficiencies across the business
- **Reduced management layers** and streamlined processes to more fully empower our teams

KOHL'S
15

We have a history of investing in our business and generating strong free cash flow

Capex ($ in millions)


Base Capital
Omnichannel
Store Strategies
Technology
$672
$578
$855
$334
2017
2018
2019
2020

- **Remain committed to investing in the business**
- **More than $2.0 billion cumulative Capex** during 2017-2019, of which ~70% supported our omni-channel strategy
- **Reduced Capex in 2020 due to COVID-19 pandemic**
- **2021 Capex expected to be in range of $550 to $600 million** with installation of 200 Sephora at Kohl's and new digital fulfillment center being key drivers

Solid Free Cash Flow ($ in millions)


$881
$1,403
$700
$908
2017
2018
2019
2020

- Focused on driving free cash flow
- **$3.0 billion cumulative free cash flow** generated from 2017 through 2019
- Strong free cash flow generation of $908 million during 2020 pandemic

Adjusted ROI


14.0%
14.0%
13.4%
4.9%
2017
2018
2019
2020

- Investments have been focused on driving technology and omni-channel initiatives
- Stores have been upgraded and digital capabilities have been enhanced
- Expectation that adjusted ROI will return to prior year high levels with achievement of 7% to 8% operating margin
- **2020 Adjusted ROI was significantly impacted by the COVID-19 pandemic**

* Free Cash Flow and Adjusted ROI are non-GAAP financial measures. For reference, the reconciliations can be found in the Appendix.

KOHL'S 16

Committed to balanced capital allocation strategy with long-term objective of maintaining Investment Grade rating

Dividend ($ in millions)


$368
$400
$423
$108
2017
2018
2019
2020

- Long-term commitment to paying a dividend
- Prior to pandemic-driven suspension in 2020, distributed $3.2 billion in dividends from inception in 2011
- **Reinstated a $0.25 per share quarterly dividend payable on March 31, 2021**
- Committed to growing our dividend over time

Share Repurchases ($ in millions)


$306
$396
$470
$8
2017
2018
2019
2020

- Thoughtful execution of share repurchases over time, including reducing share count by more than 50% since 2007
- Repurchased shares valued at $1.1 billion from 2017 to 2019
- Program suspended in 2020 due to COVID-19 pandemic
- **Plan to resume share repurchase program in 2021: $200 million to $300 million**

Long-term Debt ($ in millions)


$2,797
$1,861
$1,856
$2,451
2017
2018
2019
2020

- Modest pre-COVID-19 debt structure (2.5x leverage at year-end 2019) in relation to cash flow generation
- Reduced debt by over $940 million in 2018-2019
- Sought capital in early 2020 to manage the uncertainty related to the COVID-19 pandemic
- **Employing liability management strategies in 2021 to improve leverage ratio, including debt repurchases**

* Leverage ratio refers to adjusted debt to adjusted EBITDAR and is a non-GAAP financial measure. For reference, the reconciliation can be found in the Appendix.

KOHL'S
17

Our strong Board has the right skills and highly relevant experience Significant Board experience in key executive roles Of the 12 Board members, five are current or former CEOs of public companies • Established Board leadership in retail or consumer-facing industries • Board includes members who are leaders across a variety of industries, with all 12 directors having retail or consumer-facing industry experience Right Board in place focused on improving performance and creating shareholder value • Board actively supported the development of the Company’s new strategic plan, announced in October 2020, with the goal of accelerating revenue growth and enhancing long-term profitability Highly Engaged and Active • Board formulated an orderly succession for a new CEO with extensive industry expertise in 2018 • Board provided oversight for significant, targeted investment in company’s omnichannel and digital capabilities to strengthen competitive positioning 18 18Our strong Board has the right skills and highly relevant experience Significant Board experience in key executive roles Of the 12 Board members, five are current or former CEOs of public companies • Established Board leadership in retail or consumer-facing industries • Board includes members who are leaders across a variety of industries, with all 12 directors having retail or consumer-facing industry experience Right Board in place focused on improving performance and creating shareholder value • Board actively supported the development of the Company’s new strategic plan, announced in October 2020, with the goal of accelerating revenue growth and enhancing long-term profitability Highly Engaged and Active • Board formulated an orderly succession for a new CEO with extensive industry expertise in 2018 • Board provided oversight for significant, targeted investment in company’s omnichannel and digital capabilities to strengthen competitive positioning 18 18

Kohl’s has a strong and diverse Board of Directors Board Refreshment New Board % Members 50 Directors Departed Michael Bender Peter Boneparth Steven A. Burd Yael Cosset +6 Directors -4 Added 2016 2021 Gender / Ethnic Diversity H. Charles Floyd Michelle Gass Robbin Mitchell Jonas Prising 42% 5 /12 30% 3 /10 2016 2021 John E. Schlifske Adrianne Shapira Frank V. Sica Stephanie A. Streeter 19 19Kohl’s has a strong and diverse Board of Directors Board Refreshment New Board % Members 50 Directors Departed Michael Bender Peter Boneparth Steven A. Burd Yael Cosset +6 Directors -4 Added 2016 2021 Gender / Ethnic Diversity H. Charles Floyd Michelle Gass Robbin Mitchell Jonas Prising 42% 5 /12 30% 3 /10 2016 2021 John E. Schlifske Adrianne Shapira Frank V. Sica Stephanie A. Streeter 19 19

Kohl's Board of Directors are serving as agents of positive change

- **2016** – **Adrianne Shapira** added to the Board
- **2017** – **H. Charles Floyd** added to the Board
- **2018** – **Michelle Gass (CEO)** added to the Board
- **2019** – **Michael Bender** added to the Board
- **2020** – **Yael Cosset** added to the Board
- **2021** – **Robbin Mitchell** added to the Board

- Refreshed the Board and thoughtfully added skills needed to drive strategy change
- Appointment of Michelle Gass as CEO in 2018 to drive fundamental change across the organization
- Supporting the development of the Company's new strategic plan, announced in October 2020, with the goal of accelerating revenue growth and enhancing long-term profitability
- Providing oversight of significant, targeted investment in our omnichannel and e-commerce capabilities to strengthen our competitive positioning

Thoughtful Board Composition with Correct Set of Skills and Experience

	KOHL'S	S&P 500
Independence	✓ **92%** Above Avg.	**86%**
Tenure (Years)	✓ **9** In Line	**9**
Age	✓ **59** Below Avg.	**63**
Gender Diversity (% Women)	✓ **33%** Above Avg.	**29%**

6 new Board Members added since 2016

No Director sits on more than two outside Boards

Seven of 12 Directors are current or former CEOs, CFOs, COOs of public companies

KOHL'S
20

Strong board with relevant and complementary skill sets Skill or Expertise Bender Boneparth Burd Cosset Floyd Gass Mitchell Prising Schlifske Shapira Sica Streeter Current or Former Public Company CEO Senior Leadership Experience Public Company Board Experience (other than Kohl’s) Board Diversity (Gender or Racial/Ethnic Diversity) Retail or Consumer-Facing Industries Finance, Accounting or Financial Reporting Experience Technology, E-Commerce or Digital Experience Marketing, Public Relations or Brand Management Experience Operations Management Experience Human Capital, Culture or Compensation Experience - Four current or former retail CEOs 21Strong board with relevant and complementary skill sets Skill or Expertise Bender Boneparth Burd Cosset Floyd Gass Mitchell Prising Schlifske Shapira Sica Streeter Current or Former Public Company CEO Senior Leadership Experience Public Company Board Experience (other than Kohl’s) Board Diversity (Gender or Racial/Ethnic Diversity) Retail or Consumer-Facing Industries Finance, Accounting or Financial Reporting Experience Technology, E-Commerce or Digital Experience Marketing, Public Relations or Brand Management Experience Operations Management Experience Human Capital, Culture or Compensation Experience - Four current or former retail CEOs 21

Kohl’s Board outmatches Investor Group’s nominees in key skills Investor Kohl’s Group Board Nominees Public Company Board Experience 12 5 Kohl’s Board has broader Current or Former Public Company CEO 5 1 and deeper experience … Retail or Consumer-Facing Industries 12 8 … while the Activist Finance, Accounting or Financial Reporting 10 4 Investors’ slate has Experience overseen significant value destruction, including 9 Technology, E-Commerce or Digital Experience 10 3 companies which filed for bankruptcy Marketing, Public Relations or Brand Management 10 4 Experience Operations Management Experience 10 3 22 22Kohl’s Board outmatches Investor Group’s nominees in key skills Investor Kohl’s Group Board Nominees Public Company Board Experience 12 5 Kohl’s Board has broader Current or Former Public Company CEO 5 1 and deeper experience … Retail or Consumer-Facing Industries 12 8 … while the Activist Finance, Accounting or Financial Reporting 10 4 Investors’ slate has Experience overseen significant value destruction, including 9 Technology, E-Commerce or Digital Experience 10 3 companies which filed for bankruptcy Marketing, Public Relations or Brand Management 10 4 Experience Operations Management Experience 10 3 22 22

The Activist Investors’ actions to date raise concerns about their real long term interest in Kohl’s We engaged constructively We reject the Activist to find common ground Investors' short-termism The Company engaged in multiple discussions The Activist Investors presented no ideas which with the Activist Investors and responded to the company was not already pursuing or had several information requests considered and rejected The Activist Investors are focused on financial Calls with Kohl’s Investor engineering at the expense of sustainable 10+ Relations team operating and financial success The Activist Investors are pushing for a larger Meetings with Kohl’s short-term cash payout at a time when 4 Management maintaining financial discipline is critical The Activist Investors are advancing a proxy contest for control of Kohl's that threatens to Discussions with Kohl’s 7 disrupt Kohl's strong business momentum Directors We will continue to engage on matters that can increase shareholder value, but reject the Activist Investors’ efforts to take control of Kohl’s 23 23The Activist Investors’ actions to date raise concerns about their real long term interest in Kohl’s We engaged constructively We reject the Activist to find common ground Investors' short-termism The Company engaged in multiple discussions The Activist Investors presented no ideas which with the Activist Investors and responded to the company was not already pursuing or had several information requests considered and rejected The Activist Investors are focused on financial Calls with Kohl’s Investor engineering at the expense of sustainable 10+ Relations team operating and financial success The Activist Investors are pushing for a larger Meetings with Kohl’s short-term cash payout at a time when 4 Management maintaining financial discipline is critical The Activist Investors are advancing a proxy contest for control of Kohl's that threatens to Discussions with Kohl’s 7 disrupt Kohl's strong business momentum Directors We will continue to engage on matters that can increase shareholder value, but reject the Activist Investors’ efforts to take control of Kohl’s 23 23

Appendix 24Appendix 24

Sale-Leaseback Considerations As an investment grade rated company, sale-leaseback transactions are typically an inefficient means to accessing capital Company has readily available and more optimal financial alternatives • Company has utilized sale-leaseback transactions in the past when it was a clear efficient cost of capital (e.g. May 2020) • A sale-leaseback transaction would add operating risk and likely negatively impact our investment grade rated status • Transaction would significantly increase rent expense and is contrary to Company's focus on expanding operating margin • Transaction would also increase Company's leverage, which would likely result in a credit downgrade to high yield • Both outcomes would raise the Company's overall cost of capital Company has a robust capital return strategy that will not be enhanced by a sale-leaseback • Company generates significant annual cash flow and it has a long history of returning a meaningful portion to shareholders • Prior to suspending the dividend due to the pandemic, Company distributed $3.2 billion in dividends since inception in 2011 • Company's share repurchase program reduced share count by more than 50% since 2007 • Sale-leaseback transactions would divert cash flow to addressing higher rent and interest expense Company's bond indenture has restrictions on its ability to execute sale-leaseback transactions • Covenant on consolidated net tangible assets ( CNTA ) is a common feature in the bond indentures of many of the Company's retail peers • CNTA of 15% provides a lien basket that currently is mostly utilized by the Company's $1.5 billion revolver and sale-leaseback transaction last year • Inability to skirt covenant due to past legal precedent and need for high percentage of bond investors consent on each tranche of debt 25 25Sale-Leaseback Considerations As an investment grade rated company, sale-leaseback transactions are typically an inefficient means to accessing capital Company has readily available and more optimal financial alternatives • Company has utilized sale-leaseback transactions in the past when it was a clear efficient cost of capital (e.g. May 2020) • A sale-leaseback transaction would add operating risk and likely negatively impact our investment grade rated status • Transaction would significantly increase rent expense and is contrary to Company's focus on expanding operating margin • Transaction would also increase Company's leverage, which would likely result in a credit downgrade to high yield • Both outcomes would raise the Company's overall cost of capital Company has a robust capital return strategy that will not be enhanced by a sale-leaseback • Company generates significant annual cash flow and it has a long history of returning a meaningful portion to shareholders • Prior to suspending the dividend due to the pandemic, Company distributed $3.2 billion in dividends since inception in 2011 • Company's share repurchase program reduced share count by more than 50% since 2007 • Sale-leaseback transactions would divert cash flow to addressing higher rent and interest expense Company's bond indenture has restrictions on its ability to execute sale-leaseback transactions • Covenant on consolidated net tangible assets ( CNTA ) is a common feature in the bond indentures of many of the Company's retail peers • CNTA of 15% provides a lien basket that currently is mostly utilized by the Company's $1.5 billion revolver and sale-leaseback transaction last year • Inability to skirt covenant due to past legal precedent and need for high percentage of bond investors consent on each tranche of debt 25 25

Reconciliations Adjusted Operating Income Free Cash Flow ($ in millions) ($ in millions) 2019 2018 2017 2019 2020 Net cash provided by Operating Income $ 1,099 $ 1,691 $ 2,107 $ 1,657 $ 1,338 operating activities Impairments, store Acquisition of property 113 (672) (578) (855) (334) closing, and other and equipment Finance lease and Adjusted Operating 1,212 financing obligation (138) (126) (113) (105) Income payments Proceeds from financing Total Revenue $ 19,974 — — 11 9 obligations Adjusted Operating Free cash flow $ 881 $ 1,403 $ 700 $ 908 Income as a % of 6.1% Total Revenue 26Reconciliations Adjusted Operating Income Free Cash Flow ($ in millions) ($ in millions) 2019 2018 2017 2019 2020 Net cash provided by Operating Income $ 1,099 $ 1,691 $ 2,107 $ 1,657 $ 1,338 operating activities Impairments, store Acquisition of property 113 (672) (578) (855) (334) closing, and other and equipment Finance lease and Adjusted Operating 1,212 financing obligation (138) (126) (113) (105) Income payments Proceeds from financing Total Revenue $ 19,974 — — 11 9 obligations Adjusted Operating Free cash flow $ 881 $ 1,403 $ 700 $ 908 Income as a % of 6.1% Total Revenue 26

Reconciliations

Adjusted ROI *($ in millions)*	**2017**	**2018**	**2019**	**2020**
Operating income	1,416	1,361	1,099	(262)
Depreciation and amortization	991	964	917	874
Rent expense	293	301	314	314
EBITDAR	2,700	2,626	2,330	926
Impairments, store closing and other costs	-	104	113	89
(Gain) on Sale of real estate	-	-	-	(127)
Adjusted EBITDAR	**2,700**	**2,730**	**2,443**	**888**
Average: (a) Total assets	13,467	13,161	14,802	15,288
Cash equivalents and long-term investments (b)	(629)	(753)	(393)	(1,704)
Other assets	(32)	(33)	(31)	(30)
Accumulated depreciation and amortization	7,217	7,812	6,854	7,414
Accounts payable	(1,548)	(1,580)	(1,495)	(1,559)
Accrued liabilities	(1,213)	(1,235)	(1,264)	(1,193)
Other long-term liabilities	(674)	(658)	(231)	(275)
Capitalized rent (c)	2,767	2,831	-	-
Gross investment ("AGI")	**19,355**	**19,545**	**18,242**	**17,941**
ROI (d)	14.0%	13.4%	12.8%	5.2%
Adjusted ROI (d)	14.0%	14.0%	13.4%	4.9%

(a) - Represents average of five most recent quarter-end balances. For 2019, fourth quarter 2018 balances were adjusted to reflect the impact of the new lease accounting standard.
(b) - Represents excess cash not required for operations.
(c) - Represents ten times store rent and five times equipment/other rent. This is not applicable in 2020 & 2019 as operating leases are now recorded on the balance sheet due to the adoption of the new lease accounting standard.
(d) - EBITDAR or adjusted EBITDAR, as applicable, divided by gross investment.

KOHL'S 27

Reconciliations Adjusted Debt to Adjusted EBITDAR 2019 ($ in millions) Finance lease and financing obligations $ 1,491 Long-term cebt 1,856 Total debt $ 3,347 Operating leases 2,777 Rent x8 — Adjusted debt $ 6,124 Operating income $ 1,099 Depreciation and amortization 917 Rent expense 314 EBITDAR 2,330 Impairments, store closings and other costs 113 Adjusted EBITDAR $ 2,443 Adjusted debt to adjusted EBITDAR 2.51 28Reconciliations Adjusted Debt to Adjusted EBITDAR 2019 ($ in millions) Finance lease and financing obligations $ 1,491 Long-term cebt 1,856 Total debt $ 3,347 Operating leases 2,777 Rent x8 — Adjusted debt $ 6,124 Operating income $ 1,099 Depreciation and amortization 917 Rent expense 314 EBITDAR 2,330 Impairments, store closings and other costs 113 Adjusted EBITDAR $ 2,443 Adjusted debt to adjusted EBITDAR 2.51 28